Exhibit 4.165

RECORDING REQUESTED BY

Nevada Geothermal Power South Brawley LLC

AND WHEN RECORDED RETURN TO:

Nevada Geothermal Power South Brawley LLC
c/o Nevada Geothermal Power, Inc.
Suite 840 – 1140 West Pender Street
Vancouver, BC V6E 4G1

SPACE ABOVE FOR RECORDER’s USE

Assessor Parcel Numbers: 040-200-01, 040-190-04, 040-190-01 & 040-190-02

The undersigned declare that this document does not grant, assign, transfer, convey or vest title to real property within the meaning of Section 11911 of the California Revenue and Taxation Code, and hence NO DOCUMENTARY TRANSFER TAX IS DUE.

The real property described herein is located in an unincorporated area of Imperial County, State of California.

QUITCLAIM DEED

THIS QUITCLAIM DEED is made and entered into as of the 31st day of May, 2011, by and between Iceland America Energy, Inc. a California Corporation (“Grantor”), and Nevada Geothermal Power South Brawley LLC, (“Grantee”).

For good and valuable consideration, the receipt of which is hereby acknowledged, Grantor hereby remises, releases and forever quitclaims, grants and conveys to Grantee and Grantee’s heirs, administrators, executors, representatives, successors and assigns, all of Grantor’s right, title and interest, if any, in, to and under those certain lands located in Imperial County, California, described in Exhibit A attached hereto and incorporated herein by this reference.

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IN WITNESS WHEREOF, Grantor has executed this Quitclaim Deed as of the date first written above.

GRANTOR:	Iceland America Energy, Inc.

	By:	Paul E. Wilson
	Its:	Chief Executive Officer

EXHIBIT A
PROPERTY DESCRIPTION

The land referred to herin is situated in the State of California, County of Imperial, and described as follows:

Parcel I:

APN: 040-200-01

An undivided 50% interest in a to all minerals, oil, gas and other hydrocarbon substances, geothermal rights and other minerals on or under the land described as those portions of Tracts 93 and 94, Township 14 South, Range 14 East, SB&M, in the County of Imperial, State of California, according to the official plat therof. Said land is also set out as Parcel 4 in that certain Certificate of Compliance recorded December 29, 1981, in Book 1478, Page 1115, of Official Records.

Parcel II:

APN:040-190-04

An undivided 50% interest in a to all minerals, oil, gas and other hydrocarbon substances, geothermal rights and other minerals on or under the land described as those portions of Tracts 99, 190 and 191, all in Township 14 South, Range 14 East, SB&M in the County of Imperial, State of California, according to the official plat therof, lying East of the east right of way line of the Southern Pacific Railroad right of way, as said right of way was located November 30, 1981. Said land is also set out as Parcel 3 in that certain Certificate of Compliance recorded December 29, 1981, in Book 1478, Page 1115, of Official Records.

Parcel III:

APN: 040-190-01

An undivided 50% interest in a to all minerals, oil, gas and other hydrocarbon substances, geothermal rights and other minerals on or under the land described as those portions of Tracts 100 and 101, Township 14 South, Range 14 East, SB&M, in the County of Imperial, State of California, according to the official plat therof. Excepting therefrom, that portion of said Tract 101, lying within State Highway 86, as conveyed to the State of California in instrument recorded October 22, 1946 in Book 666, Page 421, of Official Records. Said land is also set out as Parcel 1 in that certain Certificate of Compliance recorded December 29, 1981, in Book 1478, Page 1115, of Official Records.

Parcel IV:

APN: 040-190-02

An undivided 50% interest in a to all minerals, oil, gas and other hydrocarbon substances, geothermal rights and other minerals on or under the land described as those portions of Tracts 99 and 190 in Township 14 South, Range 14 East, SB&<, in the County of Imperial, State of California, according to the official plat thereof, lying west of the west right of way line of the Southern Pacific Railroad right of way, as said right of way was located November 30, 1981, in Book 1478, Page 1115, of Official Records.

Said interests in each Parcel I through IV hereinabove do not include the right to enter upon the surface of the land for the purpose of drilling or otherwise removing or enjoying such minerals, nor to engage in any activity that would disturb the surface of the land not adversely affect subsurface support of ground water, nor otherwise interfere with the intended use of such land.